Exhibit 99.1


    Poster Financial Group Announces Sale of the Golden Nugget Hotel-Casino
                  in Las Vegas To Landry's Restaurants, Inc.


         LAS VEGAS, NV - February 4, 2005 - Poster Financial Group, Inc. (PFG) and PB Gaming, Inc. have entered into an agreement to sell the Golden Nugget Las Vegas to Houston, Texas-based Landry's Restaurants, Inc. (NYSE: LNY) for approximately $140 million in cash, and an additional payment by LNY for certain working capital liabilities.

         Under the terms of the transaction, PB Gaming, the sole stockholder of PFG, would sell all of the shares of PFG to LSRI Holdings, Inc., a wholly owned subsidiary of Landry's Restaurants, Inc. It is anticipated that the transaction will close within the next twelve months, subject to customary closing conditions contained in the purchase agreement, including receipt of all necessary governmental, gaming and other approvals.

         The agreement provides that PFG's currently outstanding Senior Secured Notes due 2011 will remain outstanding obligations of PFG following the closing. The consummation of the sale will result in a change of control of PFG under the terms of the Notes and, as a result, PFG will be required within 30 days of such change of control to commence an offer to purchase any of its Notes for 101% of the aggregate principal amount of such Notes, plus any accrued and unpaid interest.

         "This sale is designed to capitalize on the tremendous demand for casino properties in Las Vegas and to enhance the ability of PFG to participate in various business opportunities," said Tim Poster, Chairman and Chief Executive Officer of PFG. "We are delighted that Landry's Restaurants, Inc. shares our appreciation for the contributions of the Golden Nugget's employees and customers in making this property a leader for many years in Las Vegas," said Poster. "We believe that Landry's will be a proud guardian of the Golden Nugget brand and will enjoy continued financial success with the property."

         "Landry's is thrilled to add casino gaming to a varied and diverse collection of entertainment offerings that already includes casual and fine dining, hospitality and aquarium properties," said Tilman Fertitta, chairman, president, and CEO of Landry's. "The Golden Nugget is the premier property in downtown Las Vegas, has outstanding brand recognition across the country, and is a perfect fit for us."

         Golden Nugget Las Vegas opened as a gambling hall in 1946. It is the largest resort in downtown Las Vegas with 1,907 guest rooms and suites; 38,000 square feet of gaming space including 1,300 slots and 50 gaming tables, and 29,000 square feet of meeting and banquet space. Golden Nugget Las Vegas has received the AAA Four Diamond Award perennially since 1977. Amenities of the property include headline entertainment, five award winning restaurants, a complete spa and salon, 12 meeting and banquet rooms accommodating up to 400 people, and a year-round outdoor swimming pool with cabanas. The property is a foundation member of the Fremont Street Experience, which was developed in 1996 to attract and entertain visitors to the area. Additional information and online reservations and travel packages are available at www.goldennugget.com. Information available on this website does not form a part of this press release.

         Poster Financial Group, Inc. is owned by PB Gaming Inc., which is owned by Timothy Poster and Thomas Breitling, the entrepreneurs who founded the revolutionary travel website Travelscape.com and later sold it to Expedia. Landry's Restaurants Inc., is the nation's second largest and fastest growing casual-dining, full-service seafood restaurant chain. Publicly traded on the New York Stock Exchange, Landry's owns and operates over 300 restaurants, including Landry's Seafood House, Joe's Crab Shack, The Crab House, Rainforest Cafe, Charley's Crab, Willie G's Seafood & Steak House, The Chart House, and Saltgrass Steak House, as well as Kemah Boardwalk, a magnificent 40-acre, family-oriented themed entertainment destination. The company employs approximately 30,000 workers in 36 states. Additional information is available at www.landrysrestaurants.com. Information available on this website does not form a part of this press release.

Cautionary Statement:

Some of the statements contained in this press release concerning the proposed transaction are "forward-looking" and "safe harbor" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Generally, forward-looking statements express expectations for or about the future, rather than historical fact. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. Such risks and uncertainties include, among others, the timing (including any possible delays) and receipt of governmental and gaming approvals (including any conditions, limitations or restrictions placed on these approvals) of the proposed transaction, and the risk that one or more governmental agencies may deny approval of the proposed transaction; and other factors that may be referred to in PFG's reports filed with the Securities and Exchange Commission from time to time. Forward-looking statements made in this press release express expectations only as of the date they are made. PFG does not undertake any obligation to update or revise such statements as a result of new information or future events.

                                     # # #

Contacts:

Finance:  Ms. Dawn Prendes               Media:  Mr. Zachary Conine
          SVP and CFO                            Director of Strategic Planning
          dprendes@goldennugget.com              zconine@goldennugget.com
          Golden Nugget                          Golden Nugget
          129 E. Fremont Street                  129 E. Fremont Street
          Las Vegas, NV  89101                   Las Vegas, NV   89101
          Tel:  702-386-8187                     Tel:  702-386-8237
          Fax:  702-386-8267                     Fax:  702-386-8267